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                                                                   EXHIBIT 10.95

                                   AGREEMENT

         This Agreement is made as of February 12, 1998 (the "Effective Date") by and between CORTECH, INC., a Delaware corporation (the "Company"), and DIARMUID BORAN, an individual ("Employee"), with reference to the following facts:

         A. Employee is currently employed as Vice President, Corporate Development and Planning of the Company;

         B. The Company has entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated December 22, 1997 among the Company, BioStar, Inc., a Delaware corporation ("BioStar"), and Cortech Merger Sub, Inc. ("Merger Sub"). Pursuant to the Merger Agreement and subject to various conditions therein, Merger Sub will merge with and into BioStar (the "Merger") on the closing date (the "Closing"); and

         C. The Company desires to provide Employee with the compensation and benefits described herein upon the occurrence of specified events in order to ensure that Employee will continue to provide services to the Company.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

                                   Article I

                 EMPLOYMENT BY THE COMPANY FOLLOWING THE MERGER

         Upon consummation of the Merger, the Company agrees to employ Employee and Employee agrees to accept such employment upon the terms and conditions hereinafter set forth.

         1.1 Term. The Company shall employ Employee as a full-time consultant for a period of six (6) months following the Closing.

         1.2 Compensation. Employee shall receive as compensation for his employment as a consultant by the Company following consummation of the Merger his current base pay (excluding bonuses, draws or commissions) ("Salary"), less required deductions for Social Security, withholding taxes and other authorized deductions (collectively, "Deductions"), payable at times when employees of the Company normally receive their compensation, as well as the benefits that he currently receives.

                                   Article II

                               SEVERANCE BENEFITS

         Upon consummation of the Merger, Employee shall be entitled to benefits under the Cortech, Inc. Executive Officers' Severance Benefit Plan effective September 18, 1995. The




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Company, however, hereby agrees to pay Employee all such benefits (except for health care benefits) at the Closing.

                                  Article III

                                  TERMINATION

         3.1 Termination with Cause. In the event that (i) Employee's employment following the Closing is involuntarily terminated by the Company with Cause (as defined in Section 3.2), (ii) Employee's employment following the Closing is terminated on account of death or disability or (iii) Employee voluntarily terminates employment with the Company other than for Good Reason (as defined in Section 3.3), the Company shall only be obligated to pay Employee all payments required by law including the salary Employee earned up through the date his employment with the Company was terminated (the "Separation Date").

         3.2 Cause. The term "Cause" means misconduct including (i) conviction of any felony or any crime involving moral turpitude or dishonesty,
(ii) participation in a fraud or act of dishonesty against the Company, (iii) willful and material breach of the Company's policies, (iv) breach of the Proprietary Information Agreement or any other agreement executed with the Company, (v) intentional damage to the Company's property or (vi) conduct which in the good faith and reasonable determination of the Company's chief executive officer demonstrates gross unfitness to serve. Physical and/or mental disability shall not constitute "Cause."

         3.3 Good Reason. The term "Good Reason" means (i) a reduction of Employee's rate of compensation, (ii) a reduction in the package of welfare benefit plans provided to Employee (except that employee contributions may be raised to the extent of any cost increases by third parties) or (iii) a request that Employee relocate to a worksite that is more than 40 miles from his prior worksite.

                                   Article IV

                    EMPLOYMENT BY THE COMPANY IF THE MERGER
                               IS NOT CONSUMMATED

         4.1 Severance Benefit. In the event the Merger is not consummated and Employee is involuntarily terminated without Cause, the Company agrees to pay Employee, in consideration for Employee providing the services set forth in
Section 4.2 and executing and delivering to the Company a general waiver and release on the form provided by the Company which releases the Company from any and all claims Employee may have against the Company, a sum equal to eighteen
(18) months of his current Salary, less Deductions. The Company shall pay this sum to Employee in four installments. The first installment, equal to twelve
(12) months of Employee's current Salary, less Deductions, shall be due and payable on the Separation Date. The second, third and fourth installments, each equal to two (2) months of Employee's current Salary, less Deductions, shall be due and payable, respectively, on the date two (2) months, four (4) months and six (6) months after the Separation Date. In addition, the Company shall pay Employee all accrued and unused vacation and, if Employee elects continuation coverage and does not obtain coverage under another company's plan, the Company shall pay Employee's and, if covered prior to the Separation Date, Employee's dependents' health and dental plan premiums for coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA Payments") for 18 months following the Separation Date.


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         4.2     Employment as Consultant.  In event the Merger is not
consummated, Employee shall work for the Company as a consultant for twenty
(20) hours a week for the six (6) months following Employee's Separation Date (for a total of 520 hours).

                                   Article V

                               GENERAL PROVISIONS

         5.1 Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter.

         5.2 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

         5.3 Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

         5.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and the successors, assigns and affiliates of Employer, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

         5.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company and Employee, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of her duties hereunder and may not assign any of her rights hereunder without the written consent of the Company, which consent shall not be unreasonably withheld.

         5.6 Entire Agreement. This Agreement contains the entire agreement of the parties and no representation, inducement, promise or agreement, oral or otherwise, between the parties not embodied herein or the Exhibits attached hereto shall be of any force or effect. No





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modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom such modification, termination or waiver is sought to be enforced.

         5.7 Arbitration. In order to ensure the rapid and economical resolution of any dispute which may arise under or in connection with this Agreement, Employee and the Company agree that any and all disputes or controversies arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall be resolved by final and binding arbitration under the procedures set forth in the Arbitration Procedure attached hereto as Exhibit "A" and the then existing Judicial Arbitration and Mediation Services, Inc. ("JAMS") Rule of Practice and Procedure or the rules of practice and procedure of any successor entity to JAMS (except insofar as they are inconsistent with the procedures set forth in Exhibit "B"). BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EMPLOYEE ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE ARISING FROM OR REGARDING THE INTERPRETATION, PERFORMANCE, ENFORCEMENT OR TERMINATION OF THIS AGREEMENT.

         5.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Colorado.

         5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE COMPANY:

CORTECH, INC.,
a Delaware corporation


By:/s/KENNETH R. LYNN
   -------------------------
     Kenneth R. Lynn, CEO

EMPLOYEE:

/s/DIARMUID BORAN
----------------------------
Diarmuid Boran





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                                  EXHIBIT "A"

                             ARBITRATION PROCEDURE

  1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

  2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

  3. The arbitration shall be conducted in Denver, Colorado by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. or any entity performing the same type of services that succeeds to its business ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

  4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President of JAMS shall designate the arbitrator.

  5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

  6. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedures set forth in the Colorado Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

  7. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision.





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  8.      The arbitrator shall apply Colorado law, including rules of evidence, and shall be able to decree any and all relief of an equitable nature, including, but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

  9. The Company shall pay the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, as long as Executive was not frivolous in commencing an arbitration proceeding; otherwise, the arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate, in the discretion of the arbitrator. As provided in the Executive Compensation and Benefits Continuation Agreement, the Company shall pay Executive's and its own attorneys' fees, witness fees and other expenses incurred as long as Executive was not frivolous in commencing an arbitration proceeding.

  10. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA.





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